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Exhibit 99
                                                              PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE SECOND QUARTER OF FISCAL 2005


RED BANK, N.J. April 29, 2005 -- The Trustees of North European Oil Royalty Trust (NYSE-NRT) approved a quarterly distribution of 69 cents per unit, payable on May 25, 2005 to holders of record on May 13, 2005.

John R. Van Kirk, Managing Director, noted that this quarter's distribution was 26 cents above the distribution made for last year's equivalent quarter. It should be noted that this quarter's distribution is not based entirely on gas sales during the first calendar quarter of 2005. Out of the total distribution of 69 cents, 62 cents are based on gas sales during the first calendar quarter of 2005 and 7 cents represents an adjustment for the underpayment of royalties by the operating companies during calendar 2004. The operating companies generally make an adjustment, either negative or positive, during April for the preceding calendar year.

Higher gas prices and higher exchange rates (applied to the royalty transfers from Germany) were the primary factors that resulted in the increased distribution. For the quarter just ended the average price of gas sold under the higher royalty rate agreement increased 21.3% from 1.2583 Eurocents/Kwh ("Ecents/Kwh") to 1.5258 Ecents/Kwh. For the same period, the average price of gas sold under the lower royalty rate area increased 26.7% from 1.2646 Ecents/Kwh to 1.6018 Ecents/Kwh. When converted into more familiar terms using the applicable exchange rates, the average gas prices for gas sold under both the higher and lower royalty rate agreements was $5.79/Mcf as compared to $4.30/Mcf for the second quarter of fiscal 2004.

Gas sales under the higher royalty rate agreement covering western Oldenburg increased 2.1% to 17.639 billion cubic feet ("Bcf") compared to the second quarter of fiscal 2004. Overall gas sales covered by the lower royalty rate agreement declined 5.1% to 43.045 Bcf in comparison for the same period.

Total distributions of $1.23 per unit for the first six months of fiscal 2005 were 34 cents higher than the $0.89 distributed for last year's first six months. Distributions are made to Trust unit owners from royalties received from the sales of gas, sulfur and oil from the Trust's royalty holdings in Germany. The May distribution reflects royalties from sales made during the first calendar quarter of 2005. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November. The cumulative distribution for the previous twelve months is $1.93 per unit.

Contact -- John H. Van Kirk, Managing Trustee of North European Oil Royalty Trust, or John R. Van Kirk, Managing Director, at P.O. Box 456, Red Bank, N.J. 07701, telephone: (732) 741-4008, E-Mail: neort@aol.com.
Website: www.neort.com.